EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

28 September 2005

Shire Pharmaceuticals Group plc (the “Company”)

Notification of the Exercise of an Option and Sale of Shares by a Person Discharging Managerial Responsibilities

The Company announces that on 28 September 2005 it was notified of the exercise in London on the same day by Mr Gregory Flexter, Executive Vice President and General Manager, North America, of an option over 86,466 ordinary 5p shares in the Company at an exercise price of £5.25.

The Company further announces that on 28 September 2005 it was notified of the sale in London on the same day by Mr Flexter of the same 86,466 ordinary 5p shares in the Company at a price of £6.92.

Following these transactions, Mr Flexter holds options over 447,088 ordinary 5p shares in the Company.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Registered in England 2883758 Registered Office as above

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetics. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.